Exhibit 99.1

▪	Emerald Oil Announces Sale of Substantially All Non-Operated Assets for $113 million

▪	Increases Production Guidance

▪	Provides Operational Update

▪	Surpasses Year End Operated Acreage Target

▪	Reaffirms Current Borrowing Base

DENVER, CO -- September 9, 2013 -- Emerald Oil, Inc. (NYSE MKT: EOX) ("Emerald" or the "Company") today announced that it has sold substantially all of its non-operated Williston Basin acreage in two transactions for approximately $113 million. Based on encouraging results from its recently drilled operated wells, the Company simultaneously increased third quarter and 2013 exit rate production guidance on its remaining properties.

•	Two sales were concluded, both with industry partners.

•	Approximately 26,580 net acres of non-operated leasehold with current daily production of 850 Boe were sold.

•	No anticipated cash income tax obligations will result from this transaction.

Recent Drilling

In July, Emerald completed its fifth and sixth operated Bakken wells, the Talon 1-9-4H and the Slugger 1-16-21H. The wells were drilled from a single pad and each was completed with 34 frac stages. The Talon’s initial peak 24 hour rate was 1,311 Boe. Over its first 30 days of production, it produced 24,730 Boe or an average of 818 Boe/d. Slugger had an initial peak 24 hour rate of 1,342 Boe and it produced 24,433 Boe in its first 30 days of production or an average of 782 Boe/d.

In August, the Hot Rod 1-27-26H and Excalibur 5-25-36H wells were drilled. Hot Rod is currently being fracked and Excalibur will be fracked immediately thereafter. Going forward, the Company expects to report well results in its quarterly earnings releases.

Production Guidance

Based on encouraging early results from the Company’s operated Low Rider wells, Emerald has elected to increase its production guidance adjusted for the sale of the Company’s non-operated production.

	Previous Guidance	Boe/d sold	Pro Forma for sale	Guidance Increase	New Guidance
Third Quarter 2013	2,050	(850)	1,200	33%	1,600
Fourth Quarter 2013	2,750	(850)	1,900	21%	2,300
2013 Exit Rate	2,850	(850)	2,000	20%	2,400

*All volumes represent Boe/d

2013 Capital Budget and Acreage Position

Emerald recently acquired approximately 2,900 net undeveloped operated acres adjacent to the Company’s Low Rider operations for approximately $1,000 per acre.

Given the non-operated property sale, Emerald’s forecasted capital expenditure budget will be allocated entirely to the Company’s operated drilling program.

The following tables summarize Emerald's Williston Basin acreage position, adjusted for the divestitures and its revised capital budget:

Previous Position

			Planned Capital Expenditures
	Net Acres	Net Identified Drilling Locations	Net Wells	Drilling Capex
Operated	25,750	138	12.0	$120.2
Non-Operated	32,250	166	0.8	7.4
Total Williston Basin	58,000	304	12.8	$127.6

Current Position

			Planned Capital Expenditures
	Net Acres	Net Identified Drilling Locations	Net Wells	Drilling Capex
Operated	30,745	168	12.0	$120.2
Non-Operated	2,548	12	0.5	5.0
Total Williston Basin	33,293	180	12.5	$125.2

Emerald has now surpassed its previously stated year end operated acreage target. This was achieved by a combination of operated and non-operated acreage swaps and acquisition of operated acreage.

Liquidity

Based on the strong performance of the Company’s recently drilled wells, Wells Fargo elected to maintain the Company’s borrowing base at $75.0 million following the non-operated property sale. Given the substantial amount of cash received in the sales and its reconfirmed borrowing base, Emerald elected to redeem an additional $20 million of its Preferred Stock on August 30, 2013. The Company plans to redeem the balance of the Preferred Stock by year-end. After the sale and the Preferred Stock redemption, Emerald currently holds approximately $120 million of cash and has no debt outstanding under its credit facility.

Management Comments

McAndrew Rudisill, Emerald's Chief Executive Officer, said, "These divestitures complete Emerald’s transition to a large scale, pure play Williston Basin operator. The Company is focused on continuing to deliver strong well results in our Low Rider area based on our reservoir engineering team’s frac modeling and the application of our proprietary internal technology. Emerald is actively working on retaining the highest possible concentration of ceramic proppant per frac stage in the wellbore post drill-out; this increases the reserves and long term performance of the well. In order to achieve this goal, we plan to be more conservative about initial 24 hour flowback rates in order to achieve greater 30 and 90 day production volumes. Emerald continues to maintain a conservative and simple balance sheet while remaining entirely focused on growing our exploration and production business.”

Acreage Divestiture Summary

County	Net Acreage
Dunn	7,894
Williams	7,757
Richland	4,972
McKenzie	2,769
Roosevelt	913
Mountrail	784
Sheridan	656
Divide	330
Burke	206
McLean	164
Stark	135
Total	26,580

Johnson Rice & Company L.L.C. acted as advisor to Emerald on this transaction.

About Emerald Oil, Inc.

Emerald Oil, Inc. is an independent exploration and production operator that is focused on acquiring acreage and developing wells in the Williston Basin of North Dakota and Montana, targeting the Bakken and Three Forks shale oil formations. Emerald Oil is based in Denver, Colorado. More information about Emerald Oil can be found at www.emeraldoil.com or by calling investor relations at (303) 323-0008 x200.

Forward-Looking Statements

This press release may include "forward-looking statements" within the meaning of the securities laws. All statements other than statements of historical facts included herein may constitute forward-looking statements. Forward-looking statements in this release may include statements regarding expectations regarding the Company's operational, exploration and development plans and expectations regarding production, revenues, cash flows and recoveries. When used in this press release, the words "will," "potential," "believe," "estimate," "intend," "expect," "may," "should," "anticipate," "could," "plan," "predict," "project," "profile," "model," or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in oil and natural gas prices, uncertainties inherent in estimating quantities of oil and natural gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company's oil and natural gas production, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission.

Investor Relations Contact:

Emerald Oil, Inc.
Ryan Smith
Vice President of Capital Markets and Strategy
(303) 323-0008
info@emeraldoil.com
www.emeraldoil.com

Source: Emerald Oil, Inc.

Released September 9, 2013